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                                                                 Exhibit 12


           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)




                                                        Three Months Ended
                                                             March 31,
                                                        2003          2002
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $129,433      $121,020
  Interest expense                                     141,829       135,952
  Implicit interest in rents                             4,627         4,373

Total earnings                                        $275,889      $261,345


Fixed charges:
  Interest expense                                    $141,829      $135,952
  Implicit interest in rents                             4,627         4,373

Total fixed charges                                   $146,456      $140,325


Ratio of earnings to fixed charges                        1.88          1.86